Exhibit 99.1

Press Release

For immediate release

Company contact: Larry C. Busnardo, Senior Director, Investor Relations, 303-312-8514

Bill Barrett Corporation Announces Senior Management Changes

DENVER – February 23, 2016 – Bill Barrett Corporation (the “Company”) (NYSE: BBG) today announced changes to its senior management as part of a broader workforce reorganization that aligns its employee base and general and administrative cost structure to expected operational activity levels.

As part of this reorganization, Robert W. Howard, Chief Financial Officer, will separate from the Company effective May 1, 2016. There have been no disagreements with the Board of Directors or with executive management, and the departure is not related to any issues regarding financial disclosure, accounting or legal matters.

Scot Woodall, Chief Executive Officer and President stated, “I would like to thank Bob for his immense contributions and dedicated service during his time with the Company. His leadership and guidance has been instrumental to our success and we wish him the best in his future endeavors.”

Also as part of the reorganization, the Company announced the appointment of William M. Crawford to the position of Senior Vice President – Treasury and Finance. Mr. Crawford has served in various positions of increasing responsibility within the Company and will assume primary financial responsibilities following the departure of Mr. Howard. David R. Macosko, currently Senior Vice President – Accounting, will continue in his current role of Principal Accounting Officer. Messrs. Crawford and Macosko will report to Chief Executive Officer and President, Scot Woodall.

Mr. Woodall continued, “I am pleased that we have a talented group of professionals within the organization that can be called upon to assume greater roles. Each holds a tremendous amount of industry experience and has demonstrated the requisite skill set to ensure a seamless transition as we continue to navigate this challenging period of low oil prices.”

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. Forward-looking statements in this release relate to, among other things, the management reorganization and its timing, and expected future cost structure.

These and other forward-looking statements in this press release are based on management’s judgment as of the date of this release and are subject to numerous risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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